                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of November 7, 1995, is by and between Swift Energy Company, a Texas corporation (the "Company"), and
A. Earl Swift ("Mr. Swift").

                              W I T N E S S E T H:

     WHEREAS, Mr. Swift is employed as the President and Chairman of the Board of the Company; and

     WHEREAS, the Company and Mr. Swift wish to document certain terms of employment of Mr. Swift in such capacity;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Mr. Swift hereby agree as follows:

     1. EMPLOYMENT AND TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Mr. Swift, and Mr. Swift hereby agrees to serve as President and Chairman of the Board of the Company, or in such other position as is mutually acceptable to both Mr. Swift and the Company, for a period of eight years commencing on the date hereof (the "Term of Employment"). The first three years of the Term of Employment shall be referred to herein as the "Initial Term," and the last five years of the Term of Employment shall be referred to herein as the "Subsequent Term."

     2. SCOPE OF EMPLOYMENT. During the Initial Term, (i) Mr. Swift will serve as President and Chairman of the Board of the Company with the powers and responsibilities of such position set forth in the bylaws of the Company, or in such other position as is mutually acceptable to both Mr. Swift and the Company, and Mr. Swift will perform diligently to the best of his ability those duties set forth therein and in this Agreement in a manner that promotes the interests and goodwill of the Company and (ii) the Company shall not require Mr. Swift to relocate from Houston, Texas. During the Subsequent Term, Mr. Swift will be available for up to 20 hours per week for 46 weeks per year for consultation regarding specific matters designated by, or particular assignments agreed upon with, the Executive Committee of the Board of Directors or the Board of Directors of the Company, together with serving in those specific executive or director's positions to which Mr. Swift is elected by either the Board of Directors or by the shareholders of the Company, which assignments may be performed from locations that are linked by computer to the Company's principal executive offices in Houston, Texas. During both the Initial Term and the Subsequent Term, it is specifically agreed that Mr. Swift is entitled to take and may take his accumulated vacation and sick leave, with payment according to Company policies of any vacation time or sick leave not taken.

     3.   COMPENSATION.

          (a) Initial Term. During the Initial Term, the Company shall compensate Mr. Swift for his services hereunder in such amount as shall be determined by the Compensation Committee of the Board of Directors of the Company from time to time, according to policies current in effect or as modified from time to time by the Board of Directors or the Compensation Committee of the Board of Directors, provided that upon a "Change of Control" (as defined in Section 7(b)(2) below) during the Initial Term, Mr. Swift's total compensation during both the Initial Term and the Subsequent Term shall be not less than Mr. Swift's total compensation during the last preceding year for which he has been paid both base salary and a bonus, which amount shall be increased by an inflation adjustment of 4% per annum.

          (b) Subsequent Term. During the Subsequent Term, Mr. Swift's annual base compensation will be one-half of his annual base compensation at the end of the Initial Term, plus an annual inflation adjustment of 4% per annum. At the end of the Initial Term, the Board of Directors or Compensation Committee of the Board of Directors of the Company, will enter into a new bonus arrangement with Mr. Swift covering the Subsequent Term, which takes into account anticipated activity levels and duties. In the event of a Change of Control during the Subsequent Term, Mr. Swift's annual base salary will be not less than the average of Mr. Swift's total compensation during the three years of the Initial Term.

          (c) Non-Competition Payment. In consideration of Mr. Swift's continued compliance with Section 6 of this Agreement (whether or not he continues as an employee of the Company hereunder), the Company shall pay to Mr. Swift five equal annual installments of the amount shown as the "Non-Competition Payment" on Exhibit A hereto less normal federal withholding tax deductions, if any, related thereto, payable on the first day of each year of the Subsequent Term hereunder. If Mr. Swift should die prior to the end of the Initial Term or the Subsequent Term, any remaining unpaid installments to be paid hereunder shall be paid to Mr. Swift's estate.

     4. ADDITIONAL COMPENSATION AND BENEFITS. As additional compensation for Employee's services under this Agreement, during the Term of Employment the Company agrees to provide Mr. Swift with the following reimbursements and benefits:

          (a) The Company shall reimburse Mr. Swift for reasonable and necessary expenses incurred by Mr. Swift in furtherance of the Company's business, including a mileage allowance for all business-related travel on a per-mile basis at a rate equivalent to that allowed by the Internal Revenue Service, provided that such expenses are incurred in accordance with the Company's policies and upon presentation of documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations.

          (b) Mr. Swift may participate in any non-cash benefits provided by the Company to its employees as they may exist from time to time. During both the Initial Term and the Subsequent Term, the Company will provide Mr. Swift at the Company's expense, benefits which shall include leave or vacation time, medical and dental insurance, life insurance, accidental death and dismemberment insurance, retirement benefits and disability benefits, as such benefits may hereafter be provided by the Company in accordance with its policies in force from time to time. In addition, in the event of Mr. Swift's death during the Term of Employment, for a twelve-month period after his death the Company shall make available to Mr. Swift's spouse and his dependents under the age of 20, at the expense of the Company, medical and dental insurance comparable to that provided by the terms and conditions of the Company's then existing medical and dental insurance policies, and thereafter for the remainder of the eight-year period covered by the Term of Employment such medical and dental insurance shall be provided to Mr. Swift's spouse and dependents under the age of 20 at the expense of such spouse, unless otherwise prohibited by applicable law.

     5.   CONFIDENTIALITY.

          (a) Mr. Swift recognizes that the Company's business involves the handling of confidential information of both the Company and the Company's affiliates and subsidiaries and requires a confidential relationship between the Company and its affiliates and subsidiaries and the Company and Mr. Swift. The Company's business requires the fullest practical protection and confidential treatment of unique and proprietary business and technical information, including but not limited to inventions, trade secrets, patents, proprietary and confidential data and knowledge of both the Company's affiliates and subsidiaries and the Company (collectively, hereinafter called "Confidential Information") which is conceived or obtained by Mr. Swift in the course of his employment. Accordingly, during and after termination of employment by the Company, Mr. Swift agrees: (i) to prevent the disclosure to any third party of all such Confidential Information; (ii) not to use for Mr. Swift's own benefit any of the Company's Confidential Information, and (iii) not to aid others in the use of such Confidential Information in competition with the Company or its affiliates and subsidiaries. These obligations shall exist during and after any termination of employment hereunder. Notwithstanding anything else contained herein, the term "Confidential Information" shall not be deemed to include any general knowledge, skills or experience acquired by Mr. Swift or any knowledge or information known to the public in general.

          (b) Mr. Swift agrees that every item of Confidential Information referred to in this Section 5 which relates to the Company's present business or which arises or is contemplated to arise out of use of the Company's time, facilities, personnel or funds prior to Mr. Swift's termination, is the property of the Company.

          (c) Mr. Swift further agrees that upon termination of his employment for any reason, he will surrender to the Company all reports, manuals, procedures, guidelines, documents, writing, illustrations, models and other such materials produced by him or coming into his possession by virtue of his employment with the Company during the period of his employment and agrees that all such materials are at all times the property of the Company. Mr. Swift shall be entitled to review, inspect and copy any of the Company information or material necessary for legal or other proceedings to which Mr. Swift is a party defendant by reason of the fact that he is or was an Employee of the Company.

     6.   COVENANT NOT TO COMPETE.

          (a) Subject to the provisions of (c) of this Section, without the express prior written consent of the Company, Mr. Swift will not serve as an employee, officer, director or consultant, or in any other similar capacity or make investments (other than open market investments in no more than five percent (5%) of the outstanding stock of any publicly traded company) in or on behalf of any person, firm, corporation, association or other entity whose activities directly compete with the activities of the Company where such employment may involve assisting such competitor with such activities as the Mr. Swift performed on behalf of the Company which directly compete with those now existing or contemplated as of this date; provided, however, the Company recognizes that any investment made by Mr. Swift in oil and gas properties owned by the Company which investments are made on the same terms (or terms more favorable to the Company) as those offered to unaffiliated third parties are specifically excluded from this section; and

          (b) Subject to the provisions of (c) of this Section, without the express prior written consent of the Company, he will not solicit, recruit or hire, or assist any person, firm, corporation, association or other entity in the solicitation, recruitment or hiring of any person engaged by the Company as an employee, officer, director or consultant.

          (c) Mr. Swift's obligations under (a) and (b) of this section shall continue in force only while he is receiving salary payments from the Company after termination, provided that if there has been a "Change in Control," as defined below, then the provisions of (a) and
     (b) of this section shall have no further force and effect after the date that such Change of Control occurs.

     7.   TERMINATION.

          (a) Mr. Swift may terminate his employment during the Term of Employment upon 180 days' written notice, and the Company may terminate Mr. Swift's employment by the Company solely for Cause. "Cause" shall be defined as (i) a final non-appealable judgment that Mr. Swift has committed fraud against the Company, its subsidiaries or customers, or (ii) final conviction of a felony.

     Any such termination by the Company shall require the affirmative vote of a majority of the members of the Board of Directors of the Company then in office who have been or will have been directors for the two-year period ending on the date notice of the meeting or written consent to take such action is first provided to shareholders, or those directors who have been nominated for election or elected to succeed such directors by a majority of such directors (the "Continuing Directors"). In the case of termination during the Term of Employment due to Mr. Swift's resignation, except in those circumstances covered by 7(b) below, Mr. Swift shall continue to receive salary for a period of six months from the day he last worked on the Company's behalf pursuant to this Agreement, plus an additional amount equal to two weeks' salary for every year of service to the Company prior to that date, plus continuation at the Company's expense of such medical and dental coverage as then in effect for the same period, in addition to the Non-Competition Payments set out in Section 3(c) hereof. In the event of Mr. Swift's termination for Cause, he shall not be entitled to receive any further salary payments, but he shall be entitled to receive the Non-Competition Payments set out in Section 3(c) hereof.

          (b)  Change of Control.

               (1) In the event Mr. Swift resigns during the Term of Employment hereunder following a "Change in Control," as defined below, on his last day of employment by the Company, the Company shall pay Mr. Swift a lump sum equal to the amounts to be paid under this Agreement as set out in Sections 3 hereof (including the amounts set out in Section 3(c) hereof), plus an additional two weeks' salary for every year of service to the Company, discounted to present value at a rate of 8% per annum, and continue at the Company's expense such medical and dental coverage as then in effect for a twelve month period, and pay one year's insurance premium on the universal life and group term life policies carried on Mr. Swift's life, or any successor to, or replacement of, such policies, together with assignment (if possible under the terms thereof) of such universal life policy to Employee within one year following such resignation.

               (2) Change of Control: "Change of Control," for purposes of this Agreement, shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other than a transaction with another person controlled by, or under common control with, the Company:

                    (A) Any person, including a "group" as defined in Section (3)(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the voting stock of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

                    (B) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

                    (C) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

                    (D) A tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company), and shares of Common Stock are acquired thereunder ("Offer").

          (c) In the event of termination due to Mr. Swift's death or as a result of sickness or disability of a permanent nature rendering Mr. Swift unable to perform his duties hereunder for a period of six (6) consecutive months ("Permanent Disability") during the Term of Employment, the Company shall pay to Mr. Swift or the estate of Mr. Swift, as applicable, in the year of death or the year thereafter
     (i) compensation which would otherwise be payable to Mr. Swift (as determined by, and subject to the restrictions of, Section 3 hereof) up to the end of the month of his death or the end of the sixth (6th) month after he becomes unable to perform his duties hereunder, and
     (ii) any bonus payable to Mr. Swift pursuant to Section 3 prorated up to the date of death or disability.

          (d) Eighty-five (85) days following the date of termination of employment under this Agreement by either party, all outstanding options to purchase shares of common stock of the Company held by Mr. Swift (whether vested or unvested) shall be converted into new non-qualified options to purchase common stock of the Company. Each new non-qualified option shall cover the same number of shares as the stock option which it replaces, and shall be exercisable for five years, at an exercise price which is the lower of (x) the closing price of the Company's common stock on the New York Stock Exchange (or other exchange or automated quotation system upon which it is listed or quoted) as of the date of termination of employment or (y) the original exercise price of the previously outstanding option which it replaces.

     8. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Texas. Venue and jurisdiction of any action relating to this Agreement shall lie in Houston, Harris County, Texas.

     9. NOTICE. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

     10. SEVERABILITY. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

     11. ENTIRE AGREEMENT. This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement with the exception of certain Indemnity Agreements which may exist between the Company and Mr. Swift, and which remain in force independent of this Agreement.

     12. WAIVER. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

     13. ASSIGNMENT. This Agreement is a personal employment contract and the rights and interests of Mr. Swift hereunder may not be sold, transferred, assigned or pledged.

     14. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date first above written.

                              SWIFT ENERGY COMPANY



                              By      /s/ John R. Alden
                                --------------------------------------------
                                   Name:  John R. Alden
                                   Title: Senior Vice President-Finance
                                          Chief Financial Officer, Secretary

                              A. EARL SWIFT



                                        /s/ A. Earl Swift
                                --------------------------------------------